Rotech	Healthcare:

Philip L. Carter

President & Chief Executive Officer

Barry E. Stewart

Chief Financial Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Reports Third Quarter 2005 Financial Results

ORLANDO, FLA. — October 27, 2005 — Rotech Healthcare Inc. (Pink Sheets: ROHI.PK) (the “Company”) today reported that net revenues for the third fiscal quarter ended September 30, 2005 were $137.0 million versus net revenues of $127.1 million as restated for the same period last year. The Company reported net earnings of $3.1 million for the third quarter of 2005 as compared to $5.1 million as restated for the third quarter of 2004. Fully diluted earnings per share were $0.12 for the third quarter ended September 30, 2005 versus fully diluted earnings per share of $0.19 as restated for the same period last year. The Company reported its restated amounts for each of the prior periods in its amended annual report on Form 10-K/A filed on July 14, 2005.

For the nine months ended September 30, 2005, net revenues were $393.3 million versus $395.6 million as restated for the nine months ended September 30, 2004. The Company reported net earnings of $1.2 million for the nine months ended September 30, 2005 as compared to net earnings of $27.1 million as restated for the comparable period last year. Fully diluted net earnings per share were $0.03 for the nine months ended September 30, 2005 as compared to fully diluted earnings per share of $1.04 as restated for the nine months ended September 30, 2004.

The financial results for the current quarter and year to date were negatively impacted by Medicare reimbursement reductions for respiratory medications and some items of durable medical equipment effective January 1, 2005 and Medicare reimbursement reductions for the rental of oxygen equipment effective April 1, 2005. The Company has also recorded some additional operating expenses and losses from Hurricanes Katrina and Rita.

Respiratory therapy equipment and services revenues represented 87.4% and 87.8% of total revenue for the third quarter and the nine month period ended September 30, 2005, respectively, versus 87.8% and 87.6% for the third quarter and the nine month period ended September 30, 2004, respectively. Durable medical equipment revenues represented 11.7% and 11.2% of total revenue for the third quarter and nine month period ended September 30, 2005, respectively, versus 11.1% and 11.3% for the same periods last year, respectively.

EBITDA was $29.8 million for the third quarter ended September 30, 2005 as compared to $36.5 million as restated for the same period during 2004. EBITDA was $76.1 million for the nine months ended September 30, 2005, versus $131.0 million as restated for the nine months ended September 30, 2004. The Company views earnings before interest, income taxes, depreciation and amortization (EBITDA) as a commonly used analytic indicator within the health care industry, which serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. EBITDA is not determined in accordance with generally accepted accounting principles and thus susceptible to varying calculations, the benchmarks as presented may not be comparable to other similarly titled measures of other companies.

Set forth below is a reconciliation of Net Earnings to EBITDA.

	Three months ended September 30,		Nine months ended September 30,
(dollars in thousands)	2004 (as restated)	2005	2004 (as restated)	2005

Net earnings	$ 5,074	$ 3,103	$ 27,071	$ 1,226
Income tax expense	3,711	2,162	18,686	860
Interest expense, net	8,483	7,994	25,882	23,782
Depreciation and amortization	19,259	16,567	59,377	50,255

EBITDA	$36,527	$29,826	$131,016	$76,123

Philip L. Carter, President and Chief Executive Officer, commented, “We are pleased to report our third successive quarter of increasing revenue, EBITDA and earnings. Strong selling activity from our sales force overcame the normal seasonal summer slowdown to produce sequential increases in our core oxygen patient base for each month of the quarter. Cash collections remained steady with DSO’s being 45 days at the end of September.” Mr. Carter added, “Two additional acquisitions were closed in the quarter for a total acquisition cost of $2.7 million bringing our total number of acquisitions to seven during 2005.”

The Company anticipates that subsequent to the third quarter 2005 10-Q filing that certain financial ratios will not be in compliance with the covenants set forth in its credit agreement, which could result in a technical default. These financial ratios relate to consolidated total leverage, interest coverage and fixed charge coverage. As of September 30, 2005 the Company had no debt outstanding under the revolving credit facility and $42.3 million outstanding under the term loan facility. The Company is currently negotiating an amendment to the credit agreement with its lenders to resolve these issues and anticipates this amendment to be in effect prior to November 14, 2005.

Gentiva Care Centrix

Earlier this week, Gentiva announced that it would be amending its agreement with Cigna Healthcare effective January 31, 2006. Rotech Healthcare does not have a contract with Cigna Healthcare but does have an ongoing contract with Gentiva Care Centrix.

Currently, the annualized revenue stream with Gentiva Care Centrix is approximately $30.0 million of which the Company believes Cigna Healthcare accounted for most of this revenue.

In spite of the loss of this revenue stream and providing there are no significant reimbursement reductions, the Company’s previously announced growth strategy still reflects increases in revenue, EBITDA and earnings per share for 2006 compared to 2005.

NASDAQ Listing

The NASDAQ National Market has approved the Company’s common stock for listing under the trading symbol “ROHI.”

About Rotech Healthcare

Rotech Healthcare Inc. is a leading provider of home respiratory care and durable medical equipment and services to patients with breathing disorders such as chronic obstructive pulmonary diseases (COPD). The Company provides its equipment and services in 48 states through approximately 475 operating centers, located principally in non-urban markets. The Company’s local operating centers ensure that patients receive individualized care, while its nationwide coverage allows the Company to benefit from significant operating efficiencies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to known, and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties, many of which are beyond the control of the Company, include but are not limited to, the risks, uncertainties and assumptions associated with: changes in reimbursement policies and other legislative initiatives aimed at reducing healthcare costs associated with Medicare and Medicaid, including, without limitation, the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the uncertainties relating to inhalation drug reimbursement; the collectibility of the Company’s accounts receivable; healthcare reform and the effect of changes in federal and state healthcare regulations generally; compliance with various settlement agreements and corporate compliance programs established by the Company; uncertainty whether the Company’s common stock will be approved for trading on the NASDAQ National Market; compliance with confidentiality requirements with respect to patient information; and other factors as described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, beliefs, projections or expectations only as of the date hereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Tables to Follow

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2004	September 30, 2005
	(as restated)

Assets
Current assets:
Cash and cash equivalents	$64,823	$37,293
Accounts receivable, net	64,959	69,164
Other accounts receivable	1,172	1,746
Inventories	8,726	9,084
Other current assets	17,705	16,945

Total current assets	157,385	134,232
Property and equipment, net	129,403	142,932
Intangible assets	16,610	16,556
Reorganization value in excess of value of identifiable assets—goodwill	692,154	692,154
Other goodwill	11,256	32,739
Other assets	12,551	12,302

	$1,019,359	$1,030,915

Liabilities and Stockholders’ Equity
Current liabilities:
Current and accrued liabilities	$65,915	$75,467
Current portion of long-term debt	646	637

Total current liabilities	66,561	76,104
Deferred tax liabilities	50,326	51,181
Priority tax claim	5,707	4,719
Long-term debt, less current portion	329,525	329,043

Series A convertible redeemable preferred stock, stated value $20 per share, 1,000,000 shares authorized, 249,196 shares issued and outstanding at December 31, 2004 and September 30, 2005	5,343	5,230
Stockholders’ equity:
Common stock, par value $.0001 per share 50,000,000 shares authorized, 25,323,745 shares issued and outstanding at December 31, 2004 and 25,405,270 shares issued and outstanding at September 30, 2005	3	3
Additional paid-in capital	502,037	503,890
Retained earnings	59,857	60,745

Total stockholders’ equity	561,897	564,638

	$1,019,359	$1,030,915

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2004	2005	2004	2005
	(as restated)		(as restated)

Net revenues	$127,112	$136,969	$395,648	$393,265
Gross profit	94,117	100,149	296,195	286,673
Costs and expenses:
Provision for doubtful accounts	4,876	3,963	10,989	13,015
Selling, general and administrative	71,973	82,927	213,567	247,790

Total costs and expenses	76,849	86,890	224,556	260,805

Operating income	17,268	13,259	71,639	25,868
Interest expense, net	(8,483)	(7,994)	(25,882)	(23,782)

Earnings before income tax	8,785	5,265	45,757	2,086
Federal and state income tax expense	3,711	2,162	18,686	860

Net earnings	5,074	3,103	27,071	1,226
Accrued dividends on redeemable preferred stock	113	113	338	338

Net earnings available for common stockholders	$4,961	$2,990	$26,733	$888

Net earnings per common share—basic	$0.20	$0.12	$1.06	$0.04

Net earnings per common share—diluted	$0.19	$0.12	$1.04	$0.03

Weighted average shares outstanding—basic	25,189,896	25,383,570	25,107,371	25,367,492

Weighted average shares outstanding—diluted	25,584,082	25,838,799	25,596,345	25,932,859

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2004	2005	2004	2005
	(as restated)		(as restated)

Net earnings	$5,074	$3,103	$27,071	$1,226
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for doubtful accounts	4,876	3,963	10,989	13,015
Depreciation and amortization	19,259	16,567	59,377	50,255
Deferred income taxes	16,931	2,156	16,931	855
Gain (loss) on disposal of property and equipment	45	(139)	310	(134)
Loss on extinguishment of debt	910	0	910	0
Net changes in operating assets and liabilities	(2,643)	(1,193)	(4,246)	(12,057)

Net cash provided by operating activities	44,452	24,457	111,342	53,160
Cash flows from investing activities:
Purchases of property and equipment, net	(14,645)	(17,982)	(39,044)	(60,072)
Proceeds from the sale of property and equipment	0	31	0	102
Business acquisitions	0	(2,726)	0	(20,193)

Net cash used by investing activities	(14,645)	(20,677)	(39,044)	(80,163)

Cash flows from financing activities:
Payments of long term borrowings	(14,019)	(156)	(39,129)	(491)
Payments of dividends on preferred stock	0	0	0	(900)
Payments of priority tax claim	(10)	(138)	(1,271)	(988)
Net proceeds from stock option exercises	239	579	2,903	1,852

Net cash (used in) provided by financing activities	(13,790)	285	(37,497)	(527)
Increase (decrease) in cash and cash equivalents	16,017	4,065	34,801	(27,530)
Cash and cash equivalents, beginning of period	39,764	33,228	20,980	64,823

Cash and cash equivalents, end of period	$55,781	$37,293	$55,781	$37,293